EXHIBIT 99.1

Surmodics Reports Fourth Quarter and Fiscal Year 2024 Financial Results

November 6, 2024 07:00 a.m. ET

EDEN PRAIRIE, Minn. – Surmodics, Inc. (Nasdaq: SRDX), a leading provider of medical device and in vitro diagnostic technologies to the healthcare industry, today reported financial results for its fourth quarter and fiscal year ended September 30, 2024.

Fourth Quarter Fiscal 2024 Financial Summary

•
Total Revenue of $33.2 million, an increase of 19% year-over-year
•
Total Revenue excluding SurVeil™ drug-coated balloon (“DCB”) license fee revenue(1) of $31.3 million, an increase of 17% year-over-year
•
GAAP net loss of $(3.4) million, compared to net income of $6.7 million in the prior-year period
•
Adjusted EBITDA(2) of $4.4 million, compared to $1.7 million in the prior-year period

Fiscal 2024 Financial Summary

•
Total Revenue of $126.1 million, compared to $132.6 million in the prior-year period which included $25.0 million in license fee revenue recognized upon receipt of a $27.0 million milestone payment associated with obtaining FDA premarket approval of the SurVeil DCB
•
Total Revenue excluding SurVeil DCB license fee revenue(1) of $121.0 million, an increase of 17% year-over-year
•
GAAP net loss of $(11.5) million, compared to $(1.5) million in the prior-year period
•
Adjusted EBITDA(2) of $14.7 million, compared to $21.5 million in the prior-year period

Fourth Quarter and Recent Business Highlights

•
On May 29, 2024, Surmodics announced it had entered into a definitive agreement to be acquired by an affiliate of GTCR LLC (“GTCR”) for $43.00 per share in cash, representing an approximate equity value of $627 million (the “Merger”). The Merger was approved by Surmodics’ shareholders at a special meeting on August 13, 2024. On the same date, the company announced that it and an affiliate of GTCR each received a request for additional information and documentary materials (a “Second Request”) from the U.S. Federal Trade Commission (“FTC”) in connection with the Merger. The Merger remains subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (“HSR Act”). The company and GTCR currently expect to consummate the Merger in the company’s second fiscal quarter ending March 31, 2025, subject to customary closing conditions, including required regulatory approval.
•
On October 1, 2024, Surmodics announced the receipt of U.S. Food and Drug Administration (“FDA”) 510(k) clearance for its Pounce™ XL Thrombectomy System, which will allow for clot removal in larger peripheral arteries (5.5 mm to 10 mm in diameter), expanding the addressable market and clinical utility of the Pounce Thrombectomy Platform.
•
On October 30, 2024, Surmodics announced early results from its PROWL registry study of real-world limb ischemia patients treated with Surmodics’ Pounce Thrombectomy System. Early subset analysis of 60 patients with acute, subacute, or chronic symptoms of limb ischemia demonstrated 96.8% procedural flow restoration, with 81.7% of subjects not receiving additional thromboemboli removal treatment post Pounce System use.

Surmodics Fourth Quarter Fiscal 2024 Results

“We are proud to deliver a strong conclusion to fiscal 2024, with total revenue growth in the fourth quarter of 19% year-over-year fueled by impressive performance in our Medical Device segment – including product revenue growth of nearly 40% year-over-year – combined with solid contributions from our IVD segment,” said Gary Maharaj, President and CEO of Surmodics, Inc. “Our Medical Device segment product sales growth in the fourth quarter was driven primarily by demand for our vascular interventional products, including our Pounce Thrombectomy Platform and SurVeil DCB, as well as increased sales of our performance coating reagents.”

“I want to thank the Surmodics’ team for their extraordinary dedication and focus in delivering strong quarterly and full-year operating results while we work to substantially comply with the FTC’s Second Request.”

Fourth Quarter Fiscal 2024 Financial Results

	Three Months Ended September 30,		Increase
	2024	2023	$	%
Revenue:
Medical Device	$25,754	$21,044	$4,710	22%
In Vitro Diagnostics	7,473	6,926	547	8%
Total revenue	$33,227	$27,970	$5,257	19%

Total revenue increased $5.3 million, or 19%, to $33.2 million, compared to $28.0 million in the fourth quarter of fiscal 2023. Excluding SurVeil DCB license fee revenue,(1) total revenue increased $4.5 million, or 17%, to $31.3 million, compared to $26.9 million in the fourth quarter of fiscal 2023.

Medical Device revenue increased $4.7 million, or 22%, to $25.8 million, compared to $21.0 million in the fourth quarter of fiscal 2023. Excluding SurVeil DCB license fee revenue,(1) Medical Device revenue increased $3.9 million, or 20%, to $23.9 million, compared to $20.0 million in the fourth quarter of fiscal 2023, driven primarily by broad-based growth in product sales, as well as growth in performance coating royalties and license fee revenue. Medical Device product sales increased $3.3 million, or 39%, to $11.8 million, compared to $8.5 million in the fourth quarter of fiscal 2023, driven primarily by growth in sales of the Pounce thrombectomy device platform and commercial shipments of the SurVeil DCB to Abbott, the company’s exclusive distribution partner for the product, as well as growth in sales of performance coating reagents. Medical Device performance coating royalties and license fee revenue increased $0.6 million, or 7%, to $9.6 million, compared to $9.0 million in the fourth quarter of fiscal 2023, driven primarily by continued growth in customer utilization of Surmodics’ Serene™ hydrophilic coating. In Vitro Diagnostics (“IVD”) revenue increased $0.5 million, or 8%, to $7.5 million, compared to $6.9 million in the fourth quarter of fiscal 2023, driven primarily by growth in sales of distributed antigen products and microarray slide/surface products.

Product gross profit(3) increased $2.1 million, or 25%, to $10.4 million, compared to $8.3 million in the fourth quarter of fiscal 2023. Product gross margin(3) was 54.6%, compared to 54.2% in the fourth quarter of fiscal 2023. The increase in product gross margin(3) was primarily driven by favorable leverage on increased sales volume and production efficiency improvements from our Pounce thrombectomy and Sublime™ radial access device platforms, partly offset by impacts from the SurVeil DCB including expiration of raw materials inventory and under-absorption.

Operating costs and expenses, excluding product costs, increased $1.8 million, or 8%, to $25.2 million, compared to $23.4 million in the fourth quarter of fiscal 2023. The increase was primarily driven by increased selling, general and administrative expense related to $0.9 million of merger-related charges incurred in the fourth quarter of fiscal 2024 associated with the pending acquisition of Surmodics by GTCR, as well as increased sales compensation expenses.

GAAP net loss was $(3.4) million, or $(0.24) per diluted share, compared to GAAP net income of $6.7 million, or $0.47 per diluted share in the fourth quarter of fiscal 2023. Non-GAAP net loss(4) was $(1.8) million, or $(0.13) per diluted share,(4) compared to Non-GAAP net income(4) of $7.5 million, or $0.53 per diluted share(4) in the fourth quarter of fiscal 2023.

Adjusted EBITDA(2) was $4.4 million, compared to Adjusted EBITDA(2) of $1.7 million in the fourth quarter of fiscal 2023.

Surmodics Fourth Quarter Fiscal 2024 Results

Fiscal 2024 Financial Results

	Fiscal Year Ended September 30,		Increase (Decrease)
	2024	2023	$	%
Revenue:
Medical Device	$97,508	$105,783	$(8,275)	(8)%
In Vitro Diagnostics	28,570	26,801	1,769	7%
Total revenue	$126,078	$132,584	$(6,506)	(5)%

Total revenue decreased $6.5 million, or 5%, to $126.1 million, compared to $132.6 million in fiscal 2023. Excluding SurVeil DCB license fee revenue,(1) total revenue increased $18.0 million, or 17%, to $121.0 million, compared to $103.0 million in fiscal 2023.

Medical Device revenue decreased $8.3 million, or 8%, to $97.5 million, compared to $105.8 million in fiscal 2023. Medical Device revenue included a total of $5.1 million in SurVeil DCB license fee revenue, compared to $29.6 million in the fourth quarter of fiscal 2023 – of which $25.0 million was revenue recognized on the $27.0 million milestone payment received in the period from Abbott Vascular, Inc. (“Abbott”) associated with obtaining FDA approval of the SurVeil DCB. Excluding SurVeil DCB license fee revenue,(1) Medical Device revenue increased $16.2 million, or 21%, to $92.4 million, compared to $76.2 million in fiscal 2023, driven primarily by growth in product sales and performance coating royalties and license fee revenue. Medical Device product sales increased $11.5 million, or 34%, to $45.6 million, compared to $34.1 million in fiscal 2023, driven primarily by commercial shipments of the SurVeil DCB to Abbott, the company’s exclusive distribution partner for the product, and growth in sales of the Pounce thrombectomy device platform. Medical Device performance coating royalties and license fee revenue increased $4.6 million, or 14%, to $37.4 million, compared to $32.8 million in fiscal 2023, driven primarily by continued growth in customer utilization of Surmodics’ Serene hydrophilic coating, as well as from $1.4 million in catch-up payments received in the normal course of our customers reporting sales-based royalties. IVD revenue increased $1.8 million, or 7%, to $28.6 million, compared to $26.8 million in the fiscal 2023, driven primarily by growth in sales of distributed antigen products and microarray slide/surface products, partly offset by decreased sales of colorimetric substrate products.

GAAP net loss was $(11.5) million, or $(0.82) per diluted share, compared to GAAP net loss of $(1.5) million, or $(0.11) per diluted share in fiscal 2023. Non-GAAP net loss(4) was $(4.6) million, or $(0.32) per diluted share,(4) compared to Non-GAAP net income(4) of $2.2 million, or $0.16 per diluted share(4) in fiscal 2023.

Adjusted EBITDA(2) was $14.7 million, compared to Adjusted EBITDA(2) of $21.5 million in fiscal 2023.

Balance Sheet Summary

As of September 30, 2024, Surmodics reported $40.1 million in cash and investments, $5.0 million in outstanding borrowings on its revolving credit facility, and $25.0 million in outstanding borrowings on its term loan facility. The company had access to approximately $65.0 million in additional debt capital as of September 30, 2024 under its revolving credit and term loan facilities. Surmodics reported $3.7 million in cash provided by operating activities and $0.5 million in capital expenditures in the fourth quarter of fiscal 2024. In the fourth quarter of fiscal 2024, cash and investments increased by $1.9 million, which consisted of the change in the combined balance of cash and cash equivalents and investments in available-for-sale securities from June 30, 2024 to September 30, 2024.

Fiscal Year 2025 Financial Guidance

Surmodics is not introducing financial guidance for fiscal 2025 in light of the pending acquisition by GTCR.

Conference Call

Given the pending acquisition by GTCR, Surmodics will not be hosting a live webcast and conference call to discuss fourth quarter and fiscal 2024 financial results and accomplishments.

Surmodics Fourth Quarter Fiscal 2024 Results

About the Pending Acquisition of Surmodics by GTCR

On May 29, 2024, Surmodics announced it had entered into a definitive agreement to be acquired by GTCR, a leading private equity firm with a long track record of investment expertise across healthcare and healthcare technology. Under the terms of the agreement, an affiliate of GTCR will acquire all outstanding shares of Surmodics (the “Merger”). Surmodics shareholders will receive $43.00 per share in cash, for a total equity valuation of approximately $627 million. The transaction will be financed through a combination of committed equity from funds affiliated with GTCR and committed debt financing. Upon completion of the transaction, Surmodics will be a privately held company and its common stock will no longer be listed on The Nasdaq Stock Exchange.

The Merger was approved by Surmodics’ shareholders at a special meeting on August 13, 2024. On the same date, the company announced that it and an affiliate of GTCR each received a Second Request. The company and GTCR are gathering information and documentary materials to respond to the Second Request as expeditiously as possible. The Merger remains subject to the expiration or termination of the waiting period under the HSR Act. The company and GTCR currently expect to consummate the Merger in the company’s second fiscal quarter ending March 31, 2025, subject to customary closing conditions, including required regulatory approval.

About Surmodics, Inc.

Surmodics, Inc. is a leading provider of performance coating technologies for intravascular medical devices and chemical and biological components for in vitro diagnostic immunoassay tests and microarrays. Surmodics also develops and commercializes highly differentiated vascular intervention medical devices that are designed to address unmet clinical needs and engineered to the most demanding requirements. This key growth strategy leverages the combination of the company’s expertise in proprietary surface modification and drug-delivery coating technologies, along with its device design, development and manufacturing capabilities. The company’s mission is to improve the detection and treatment of disease. Surmodics is headquartered in Eden Prairie, Minnesota. For more information, visit www.surmodics.com. The content of Surmodics’ website is not part of this press release or part of any filings that the company makes with the SEC.

Surmodics Fourth Quarter Fiscal 2024 Results

Safe Harbor for Forward-looking Statements

This press release, and disclosures related to it, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements regarding: the proposed Merger, including anticipated timing of consummating the same, the expected financing of the Merger, and the expectation that the company will be privately held after the Merger; our work to substantially comply with the FTC’s Second Request and to do so as expeditiously as possible; our key growth strategy; our access to additional borrowings under our existing credit agreement; expectations about expanding the addressable market and clinical utility of the Pounce Venous Thrombectomy System, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including, without limitation: (1) risks related to the consummation of the proposed Merger, including the risks that (a) the Merger may not be consummated within the anticipated time period, or at all, (b) the parties may fail to secure the termination or expiration of any waiting period applicable under the HSR Act, (c) other conditions to the consummation of the Merger under the agreement for the Merger (the “Merger Agreement”) may not be satisfied, (d) all or part of GTCR’s financing may not become available, and (e) the significant limitations on remedies contained in the Merger Agreement may limit or entirely prevent the company from specifically enforcing the buyer’s obligations under the Merger Agreement or recovering damages for any breach by the buyer; (2) the effects that any termination of the Merger Agreement may have on the company or its business, including the risks that (a) the company’s stock price may decline significantly if the Merger is not completed, (b) the Merger Agreement may be terminated in circumstances requiring the company to pay the buyer a termination fee of $20,380,000, or (c) the circumstances of the termination, including the possible imposition of a 12-month tail period during which the termination fee could be payable upon certain subsequent transactions, may have a chilling effect on alternatives to the Merger; (3) the effects that the announcement or pendency of the Merger may have on the company and its business, including the risks that as a result (a) the company’s business, operating results or stock price may suffer, (b) the company’s current plans and operations may be disrupted, (c) the company’s ability to retain or recruit key employees may be adversely affected, (d) the company’s business relationships (including, customers, franchisees and suppliers) may be adversely affected, or (e) the company’s management’s or employees’ attention may be diverted from other important matters; (4) the effect of limitations that the Merger Agreement places on the company’s ability to operate its business, return capital to shareholders or engage in alternative transactions; (5) the nature, cost and outcome of pending and future litigation and other legal proceedings, including proceedings related to the Merger and instituted against the company and others; (6) the risk that the Merger and related transactions may involve unexpected costs, liabilities or delays; (7) our ability to successfully commercialize our SurVeil DCB (including realization of the full potential benefits of our agreement with Abbott), Sundance™ DCB, and other proprietary products; (8) our reliance on third parties (including our customers and licensees) and their failure to successfully develop, obtain regulatory approval for, market, and sell products incorporating our technologies; (9) possible adverse market conditions and possible adverse impacts on our cash flows; (10) our ability to successfully and profitably produce and commercialize our vascular intervention products; (11) supply chain constraints; (12) whether our operating expenses are effective in generating profitable revenues; (13) the factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2023 and subsequent SEC filings. These reports are available in the Investors section of our website at https://surmodics.gcs-web.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

Surmodics Fourth Quarter Fiscal 2024 Results

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, Surmodics is reporting non-GAAP financial results including total revenue excluding SurVeil DCB license fee revenue, Medical Device revenue excluding SurVeil DCB license fee revenue, EBITDA and Adjusted EBITDA, non-GAAP operating income (loss), non-GAAP operating income (loss) percentage, non-GAAP income (loss) before income taxes, non-GAAP net (loss) income, and non-GAAP (loss) income per diluted share. We believe that these non-GAAP measures, when read in conjunction with the company’s GAAP financial statements, provide meaningful insight into our operating performance excluding certain event-specific matters, and provide an alternative perspective of our results of operations. We use non-GAAP measures, including those set forth in this release, to assess our operating performance and to determine payouts under our executive compensation programs. We believe that presentation of certain non-GAAP measures allows investors to review our results of operations from the same perspective as management and our board of directors and facilitates comparisons of our current results of operations. The method we use to produce non-GAAP results is not in accordance with GAAP and may differ from the methods used by other companies. Non-GAAP results should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact on our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP financial measures to the comparable GAAP results provided for the specific periods presented, which are attached to this release.

Surmodics Fourth Quarter Fiscal 2024 Results

Surmodics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2024	2023	2024	2023
Revenue:
Product sales	$19,102	$15,363	$73,590	$60,614
Royalties and license fees	11,440	10,051	42,488	62,398
Research, development and other	2,685	2,556	10,000	9,572
Total revenue	33,227	27,970	126,078	132,584
Operating costs and expenses:
Product costs	8,674	7,039	33,026	24,965
Research and development	9,702	9,696	38,360	46,595
Selling, general and administrative	14,579	12,807	56,836	51,884
Acquired intangible asset amortization	885	878	3,501	3,537
Restructuring expense	—	—	—	1,282
Contingent consideration gain	—	—	—	(829)
Total operating costs and expenses	33,840	30,420	131,723	127,434
Operating (loss) income	(613)	(2,450)	(5,645)	5,150
Other expense, net	(524)	(339)	(1,861)	(2,663)
(Loss) income before income taxes	(1,137)	(2,789)	(7,506)	2,487
Income tax (expense) benefit	(2,312)	9,483	(4,036)	(4,023)
Net (loss) income	$(3,449)	$6,694	$(11,542)	$(1,536)

Basic (loss) income per share	$(0.24)	$0.48	$(0.82)	$(0.11)
Diluted (loss) income per share	$(0.24)	$0.47	$(0.82)	$(0.11)

Weighted average number of shares outstanding:
Basic	14,189	14,063	14,153	14,031
Diluted	14,189	14,152	14,153	14,031

Surmodics Fourth Quarter Fiscal 2024 Results

Surmodics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,
	2024	2023
Assets	(Unaudited)	(See Note)
Current Assets:
Cash and cash equivalents	$36,115	$41,419
Available-for-sale securities	3,997	3,933
Accounts receivable, net	13,292	10,850
Contract assets	9,872	7,796
Inventories	15,168	14,839
Prepaids and other	2,860	7,854
Total Current Assets	81,304	86,691
Property and equipment, net	24,956	26,026
Intangible assets, net	23,569	26,206
Goodwill	44,640	42,946
Other assets	4,093	3,864
Total Assets	$178,562	$185,733
Liabilities and Stockholders’ Equity
Current Liabilities:
Deferred revenue	1,619	4,378
Income tax payable	1,244	—
Other current liabilities	17,680	19,576
Total Current Liabilities	20,543	23,954
Long-term debt, net	29,554	29,405
Deferred revenue	—	2,400
Other long-term liabilities	9,568	10,064
Total Liabilities	59,665	65,823
Total Stockholders’ Equity	118,897	119,910
Total Liabilities and Stockholders’ Equity	$178,562	$185,733

Note: Derived from audited financial statements as of the date indicated.

Surmodics Fourth Quarter Fiscal 2024 Results

Surmodics, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)

(Unaudited)

	Fiscal Year Ended September 30,
	2024	2023
Operating Activities:
Net loss	$(11,542)	$(1,536)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,694	8,522
Stock-based compensation	8,217	7,605
Deferred taxes	(320)	(181)
Other	558	340
Change in operating assets and liabilities:
Accounts receivable and contract assets	(5,236)	(977)
Inventories	(328)	(3,020)
Prepaids and other	4,902	—
Accounts payable	(232)	(183)
Accrued liabilities	(885)	(1,024)
Income taxes	1,579	3,438
Deferred revenue	(5,159)	(2,470)
Net cash provided by operating activities	248	10,514
Investing Activities:
Purchases of property and equipment	(3,492)	(2,918)
Purchases of available-for-sale securities	(25,445)	(3,904)
Maturities of available-for-sale securities	26,000	—
Net cash used in investing activities	(2,937)	(6,822)
Financing Activities:
Payments on short-term borrowings	—	(10,000)
Proceeds from issuance of long-term debt	—	29,664
Payment of debt issuance costs	—	(614)
Issuance of common stock	1,216	1,252
Payments for taxes related to net share settlement of equity awards	(1,537)	(918)
Payments for acquisition of in-process research and development	(931)	(978)
Payments for acquisition-related deferred consideration	(1,698)	—
Net cash (used in) provided by financing activities	(2,950)	18,406
Effect of exchange rate changes on cash	335	323
Net change in cash and cash equivalents	(5,304)	22,421
Cash and Cash Equivalents:
Beginning of year	41,419	18,998
End of year	$36,115	$41,419

Surmodics Fourth Quarter Fiscal 2024 Results

Surmodics, Inc. and Subsidiaries
Supplemental Revenue Information
(in thousands)

(Unaudited)

	Three Months Ended September 30,		Increase
	2024	2023	$	%
Medical Device Revenue
Product sales	$11,844	$8,533	$3,311	39%
Royalties & license fees – performance coatings	9,553	8,959	594	7%
License fees – SurVeil DCB(1)	1,887	1,092	795	73%
R&D and other	2,470	2,460	10	—%
Medical Device revenue	25,754	21,044	4,710	22%

In Vitro Diagnostics Revenue
Product sales	7,258	6,830	428	6%
R&D and other	215	96	119	124%
In Vitro Diagnostics revenue	7,473	6,926	547	8%
Total Revenue	$33,227	$27,970	$5,257	19%

Medical Device Revenue, excluding SurVeil DCB license fees(1)	$23,867	$19,952	$3,915	20%
Total Revenue, excluding SurVeil DCB license fees(1)	$31,340	$26,878	$4,462	17%

	Fiscal Year Ended September 30,		Increase (Decrease)
	2024	2023	$	%
Medical Device Revenue
Product sales	$45,620	$34,126	$11,494	34%
Royalties & license fees – performance coatings	37,408	32,812	4,596	14%
License fees – SurVeil DCB(1)	5,080	29,586	(24,506)	(83)%
R&D and other	9,400	9,259	141	2%
Medical Device revenue	97,508	105,783	(8,275)	(8)%

In Vitro Diagnostics Revenue
Product sales	27,970	26,488	1,482	6%
R&D and other	600	313	287	92%
In Vitro Diagnostics revenue	28,570	26,801	1,769	7%
Total Revenue	$126,078	$132,584	$(6,506)	(5)%

Medical Device Revenue, excluding SurVeil DCB license fees(1)	$92,428	$76,197	$16,231	21%
Total Revenue, excluding SurVeil DCB license fees(1)	$120,998	$102,998	$18,000	17%

Surmodics Fourth Quarter Fiscal 2024 Results

Surmodics, Inc. and Subsidiaries
Supplemental Segment Information
(in thousands)

(Unaudited)

	Three Months Ended September 30,		Increase (Decrease)
	2024	2023	$
Operating Loss:
Medical Device	$(29)	$(2,399)	$2,370
In Vitro Diagnostics	3,468	3,187	281
Total segment operating income	3,439	788	2,651
Corporate	(4,052)	(3,238)	(814)
Total Operating Loss	$(613)	$(2,450)	$1,837

	Fiscal Year Ended September 30,		Increase (Decrease)
	2024	2023	$
Operating (Loss) Income:
Medical Device	$(2,239)	$5,084	$(7,323)
In Vitro Diagnostics	13,101	12,637	464
Total segment operating income	10,862	17,721	(6,859)
Corporate	(16,507)	(12,571)	(3,936)
Total Operating (Loss) Income	$(5,645)	$5,150	$(10,795)

Surmodics Fourth Quarter Fiscal 2024 Results

Surmodics, Inc. and Subsidiaries
GAAP to Non-GAAP Reconciliation: EBITDA and Adjusted EBITDA
(in thousands)

(Unaudited)

	Three Months Ended September 30,		Increase (Decrease)
	2024	2023	$
Net (loss) income	$(3,449)	$6,694	$(10,143)
Income tax expense (benefit)	2,312	(9,483)	11,795
Depreciation and amortization	2,139	2,157	(18)
Interest expense, net	884	895	(11)
Investment income, net	(435)	(546)	111
EBITDA	1,451	(283)	1,734

Adjustments:
Stock-based compensation expense	2,079	1,943	136
Merger-related charges(5)	856	—	856
Adjusted EBITDA	$4,386	$1,660	$2,726

	Fiscal Year Ended September 30,		Increase (Decrease)
	2024	2023	$
Net loss	$(11,542)	$(1,536)	$(10,006)
Income tax expense	4,036	4,023	13
Depreciation and amortization	8,694	8,522	172
Interest expense, net	3,540	3,489	51
Investment income, net	(1,922)	(1,077)	(845)
EBITDA	2,806	13,421	(10,615)

Adjustments:
Stock-based compensation expense	8,217	7,605	612
Merger-related charges(5)	3,720	—	3,720
Restructuring expense(6)	—	1,282	(1,282)
Contingent consideration fair value adjustment(7)	—	(829)	829
Adjusted EBITDA	$14,743	$21,479	$(6,736)

Surmodics Fourth Quarter Fiscal 2024 Results

Surmodics, Inc. and Subsidiaries

GAAP to Non-GAAP Reconciliation: Net (Loss) Income and Diluted EPS

(in thousands, except per share data)

(Unaudited)

	For the Three Months Ended September 30, 2024
	Operating (Loss) Income		(Loss) Income Before Income Taxes	Net Loss(9)	Diluted EPS
GAAP	$(613)	(1.8)%	$(1,137)	$(3,449)	$(0.24)
Adjustments:
Amortization of acquired intangible assets(8)	885	2.7%	885	819	0.05
Merger-related charges(5)	856	2.5%	856	856	0.06
Non-GAAP	$1,128	3.4%	$604	$(1,774)	$(0.13)
Diluted weighted average shares outstanding(10)					14,189

	For the Three Months Ended September 30, 2023
	Operating Loss		Loss Before Income Taxes	Net Income(9)	Diluted EPS
GAAP	$(2,450)	(8.8)%	$(2,789)	$6,694	$0.47
Adjustments:
Amortization of acquired intangible assets(8)	878	3.2%	878	812	0.06
Non-GAAP	$(1,572)	(5.6)%	$(1,911)	$7,506	$0.53
Diluted weighted average shares outstanding(10)					14,152

	Fiscal Year Ended September 30, 2024
	Operating (Loss) Income		Loss Before Income Taxes	Net Loss(9)	Diluted EPS
GAAP	$(5,645)	(4.5)%	$(7,506)	$(11,542)	$(0.82)
Adjustments:
Amortization of acquired intangible assets(8)	3,501	2.8%	3,501	3,239	0.23
Merger-related charges(5)	3,720	3.0%	3,720	3,720	0.27
Non-GAAP	$1,576	1.3%	$(285)	$(4,583)	$(0.32)
Diluted weighted average shares outstanding(10)					14,153

	Fiscal Year Ended September 30, 2023
	Operating Income		Income Before Income Taxes	Net (Loss) Income(9)	Diluted EPS
GAAP	$5,150	3.9%	$2,487	$(1,536)	$(0.11)
Adjustments:
Amortization of acquired intangible assets(8)	3,537	2.6%	3,537	3,279	0.24
Restructuring expense(6)	1,282	1.0%	1,282	1,282	0.09
Contingent consideration fair value adjustment(7)	(829)	(0.6)%	(829)	(829)	(0.06)
Non-GAAP	$9,140	6.9%	$6,477	$2,196	$0.16
Diluted weighted average shares outstanding(10)					14,071

Surmodics Fourth Quarter Fiscal 2024 Results

(1)
SurVeil DCB license fee revenue represents revenue recognition on milestone payments received under the company’s Development and Distribution Agreement with Abbott (“Abbott Agreement”). For further details, refer to Supplemental Revenue Information.
(2)
For the calculation of Adjusted EBITDA, refer to GAAP to Non-GAAP Reconciliation: EBITDA and Adjusted EBITDA.
(3)
Product gross profit equals product sales less product costs, as reported on the condensed consolidated statements of operations. Product gross margin equals product gross profit as a percentage of product sales.
(4)
For the calculation of Non-GAAP net (loss) income and Non-GAAP (loss) income per diluted share (also referred to as Non-GAAP diluted EPS), refer to GAAP to Non-GAAP Reconciliation: Net (Loss) Income and Diluted EPS.
(5)
Merger-related charges consisted of expenses specifically associated with the proposed acquisition of Surmodics by GTCR, which were reported in selling, general and administrative expense on the condensed consolidated statements of operations. Merger-related charges were not tax deductible.
(6)
Restructuring expense consisted of severance and related costs specifically associated with a workforce restructuring implemented in the second quarter of fiscal 2023.
(7)
Contingent consideration fair value adjustment represented accounting adjustments to state acquisition-related contingent consideration liabilities at their estimated fair value as of the period end date related to changes in the timing and/or probability of achieving milestones.
(8)
Represents amortization of business acquisition-related intangible assets and associated tax impact. A significant portion of the business acquisition-related amortization is not tax deductible.
(9)
Net (loss) income includes the effect of GAAP to Non-GAAP adjustments on income tax expense, taking into account deferred taxes net of valuation allowances, as well as non-deductible items. Income tax impacts were estimated using the applicable statutory rate (21% in the U.S. and 12.5% in Ireland).
(10)
Diluted weighted average shares outstanding used in the calculation of EPS was the same for GAAP EPS and Non-GAAP EPS for the three month periods ended September 30, 2024 and 2023 and the fiscal year ended September 30, 2024. For the fiscal year ended September 30, 2023, diluted weighted average shares outstanding used in the calculation of EPS was 14,031 for GAAP EPS due to the net loss in the period, and 14,071 for Non-GAAP EPS corresponding to the Non-GAAP net income in the period.

Surmodics Investor Inquiries

Jack Powell, Investor Relations

ir@surmodics.com